Exhibit 10.1

LOAN AGREEMENT

PLAZA PARTNERS, LLC

52 Riley Road

Suite 367

Celebration, Florida 34747

(“Borrower”)

CNL Income Partners, LP

450 South Orange Avenue

Orlando, Florida 32801

Attention: Chief Financial Officer

Attention: Special Counsel

(“Lender”)

This Loan Agreement (“Agreement”) is entered into February 28, 2006, by and between Lender and Borrower.

This Agreement applies to the loan or loans (individually and collectively, the “Loan”) evidenced by one or more promissory notes dated February 28, 2006 or other notes subject hereto, as modified from time to time (whether one or more, the “Note”) and all Loan Documents. The terms “Loan Documents” and “Obligations,” as used in this Agreement, are defined in the Note. The term “Mortgage” means the Mortgage encumbering the Property, as such term is defined in the Mortgage, which secures the Loan.

Relying upon the covenants, agreements, representations and warranties contained in this Agreement, Lender is willing to extend credit to Borrower upon the terms and subject to the conditions set forth herein, and Lender and Borrower agree as follows:

1. LOAN. Subject to the terms hereof and of the Note, Borrower will borrow from Lender the principal amount of $16,800,000.00 (“Loan”) and shall repay said Loan to Lender pursuant to the terms of the Loan Documents. The Loan proceeds are to be used by Borrower solely for the acquisition of the Property, and for those purposes described in the Budget attached hereto as Schedule A.

2. CLOSING CONDITIONS. “Close” shall mean Lender’s agreement to the terms and conditions of the Loan by execution of the Loan Documents and the funding of the Loan (which may occur later than the effective date of the Loan Documents). Lender will have no obligation to Close the Loan unless it has received the following from Borrower, the Guarantors, and Pledgors, as applicable (if not expressly waived by Lender), all in form and substance satisfactory to Lender:

2.1. Loan Documents. Each of the Loan Documents duly executed by Borrower, the Guarantors, and Pledgors, as the case may be.

2.2. Title, Survey, and Environmental. Evidence of compliance with any applicable title, survey, environmental, soils tests or insurance requirements as set forth in the Loan Documents or otherwise requested by Lender, which shall be, unless expressly waived by Lender, in accordance with Lender’s minimum standards in effect at closing (copies of such standards shall be provided to Borrower upon request).

2.3. Post Closing Schedule. Each of the other documents, certificates, affidavits, releases, agreements, counsel opinions, or other closing items required by Lender as a condition to making the Loan, including without limitation, the items set forth on the post-closing schedule attached hereto as Schedule B. Borrower agrees that all of the items described on Schedule B will be delivered to the Lender no later than thirty (30) days after the date hereof, unless any other date for delivery is set forth on Schedule B.

2.4. Appraisal. At least ten (10) days prior to closing, Lender must receive a satisfactory current appraisal expressing an opinion of Market Value “as-is” for the Property of not less than $16,800,000. The Lender must approve the appraiser, and may have the appraisal reviewed and evaluated by an independent appraiser selected by Lender at Borrower’s expense. The appraisal must conform with the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) and the related rules and regulations of the Office of the Comptroller of the Currency (the OCC). The appraisal, including without limitation the appraisal methodology and conclusions of Market Value, shall be subject to Lender’s review and approval. All appraisal costs and fees shall be paid by Borrower.

2.5. Phase I Environmental Assessment Report. At least ten (10) days prior to closing, Borrower, at Borrower’s expense, must provide Lender a satisfactory Phase I Environmental Site Assessment Report on the Property performed by an environmental consulting firm previously approved by Lender. The Environmental Site Assessment shall be acceptable to Lender in scope, form and content. In the event the environmental consultant recommends, or the Lender otherwise requires, further investigation(s) as a result of the findings of the Phase I Environmental Site Assessment Report, then such investigation(s) shall be conducted at Borrower’s sole cost and expense by an environmental consulting firm approved by the Lender. Any undertaking by Lender to make the Loan will be contingent upon the Lender’s timely receipt and approval of the Phase I Environmental Site Assessment Report and any subsequent findings, test results, consultant recommendations and/or reports generated as a result of such further investigation(s). Borrower shall certify to Lender that (i) no underground fuel oil storage tanks are or to the best of Borrower’s knowledge ever have been located on the Property, and (ii) Borrower has never conducted any activities on the Property which might have had a negative environmental impact on the Property.

2.6. Environmental Certifications. Borrower hereby warrants that the Property does not contain: (a) any asbestos in any form (other than as disclosed in the existing environmental report previously delivered to Lender), (b) urea formaldehyde foam insulation, (c) mold (other than as described in the environmental report previously delivered to Lender), mildew, or other biological organisms, (d) transformers or other equipment containing polychlorinated biphenyls (PCBs) in amounts that exceed acceptable standard levels, (e) underground storage tanks, nor (f) any other materials or substances that are regulated or prohibited by Federal, State or local laws, or that are known to pose a hazard to the environment or to human health. Borrower also certifies, or shall furnish evidence satisfactory to Lender, that the Property and operations at the Property are in compliance with all applicable Federal, State, and local statutes, laws, and regulations. Borrower further certifies that no notices claiming a violation of regulations or statutes, nor notices requiring compliance with regulations or statutes, nor notices demanding payment or contribution for injury to the environment or human health have been served on Borrower, or, to the best or Borrower’s knowledge, on any former owner/operator of the Property, by any government agency, individual, or other entity. Borrower agrees to forward a copy of any such notices received after settlement to Lender within three (3) days of their receipt. Borrower further certifies that any hazardous or potentially hazardous materials used in the operation of the Property or generated as a product or by-product are now and will continue to be stored, used, and maintained in accordance with applicable Federal, State, and local laws and regulations, and that all hazardous wastes will be disposed of by duly licensed contractors in accordance with all governing regulations. In the sole and absolute discretion of Lender, Borrower may be required to submit a report, satisfactory to Lender, prepared by a consultant acceptable to Lender, certifying that Borrower has complied and is complying with this clause. Lender further reserves the right to require systematic and periodic monitoring of the property throughout the term of the loan. Borrower and each of the Guarantors shall indemnify and hold harmless Lender from and against any and all damages, penalties, fines, claims, suits, liabilities, costs, judgments and expenses (including attorneys’, consultant’s or expert’s fees) of every kind and nature incurred, suffered by or asserted against Lender as a direct or indirect result of: (a) any warranty or representation made by or on behalf of Borrower being false or untrue in any material respect or

(b) any requirement under the law, regulation or ordinance, local, state or federal, regarding the removal or elimination of any hazardous materials, substances, waste or other environmentally regulated substances. Borrower’s and the Guarantors’ obligations to the Lender under the Loan Documents in connection with the environmental certification and indemnification shall not be limited to any extent by the term of the Note, and, as to any act or occurrence prior to payment in full and satisfaction of said Note which gives rise to liability under the environmental certification and indemnification, shall continue, survive and remain in full force and effect notwithstanding foreclosure of the Mortgage, where Lender is the purchaser at the foreclosure sale, or delivery of a deed in lieu of foreclosure to Lender.

2.7. Payment of Loan Origination Fee. Borrower shall have paid the Loan Origination fee to Lender.

2.8. Borrower’s Counsel Opinion Letter. At the time of closing of the Loan, Borrower’s attorney will provide to the Lender an opinion letter in regards to the transaction, covering such matters as the Lender may reasonably require.

2.9. Entity Resolutions and Authority. Borrower and the entity Guarantors will obtain all necessary authorizations of their members to enter into the relevant Loan Documents and will obtain, prior to making of the Loan, such further authorization of its constituent parties as may be necessary or appropriate to the financing arrangements set forth therein, and shall provide copies of such authorizations to Lender prior to Closing.

2.10. Priority Financing Rights Agreement. Borrower and Guarantors shall enter into a Priority Financing Rights Agreement with Lender and CNL Income Partners, LP in form and substance acceptable to Lender.

2.11. Insurance. Verification of general liability, rent loss, business interruption and casualty (fire, windstorm and flood), vehicle, and workers compensation insurance with the Lender named a loss payee in such amounts as the Lender may require and approve. All policies must be from an issuing company and in form and substance acceptable in all respects to Lender in its reasonable discretion. The rent loss and business interruption insurance (combined) shall be in an amount sufficient to cover Borrower’s operating expenses and interest obligations (including Deferral Interest) for at least a six (6) month period. Casualty and business interruption policies must indicate the Lender as a mortgagee, additional insured, and a loss payee. General liability insurance shall list Lender as an additional insured. Each insurance policy must state that it will not be cancelled or changed without at least thirty (30) days prior written notice to Lender. All casualty insurance proceeds shall be payable to Lender and Borrower shall authorize and permit any affected insurance company to pay such proceeds accordingly. The insurance shall include Hired and Non-Owned Liability coverage with $1,000,000 Combined Single Limit, and shall be included in an Umbrella Liability Policy. Workers compensation coverage shall have employers liability limits of $500,000/$500,000/$500,000, and shall be included in the Umbrella Liability Policy.

2.12. Title Insurance. A mortgagee title insurance policy written on a title company acceptable to the Lender, insuring the Lender in the amount of the Loan, containing only such exceptions as are approved by the Lender and Lender’s attorneys and otherwise in form and substance satisfactory to Lender in its sole discretion, and including such endorsements as Lender may require, together with a standard UCC Insurance Policy acceptable to Lender insuring the pledge to Lender of the membership and other equity interests in the Borrower.

2.13. Survey. Prior to closing, Lender shall be provided with three (3) blueprints of a boundary and improvements survey of the Property prepared by a registered Florida land surveyor approved by Lender, which survey shall be certified to Lender, the aforementioned title insurer, and the Borrower and must conform to the minimum requirements of Chapter 61G 17-6, Florida Administrative Code. The survey must be sufficient for the title insurer to delete the standard survey exceptions and be otherwise acceptable to Lender. At Lender’s request, the surveyor shall execute certifications as to matters required by Lender.

2.14. Zoning, Utilities, Permits, Certificates of Occupancy. Copies of certificates of occupancy for all improvements on the Property together with documentation as may be required by Lender as to zoning, land use designation, utilities, access, permits, concurrency, and storm water management, and a zoning letter. All such matters must be acceptable to Lender in its sole discretion.

2.15. Leases. Borrower shall provide to Lender prior to Closing complete copies of the leases for any tenants, and SNDA’s and Tenant Estoppels from any tenants in forms required by Lender. The Lender shall have the right to review and approve all existing leases and service contracts prior to Closing.

2.16. Updated Financial Statements, Tax Returns. At least ten (10) days prior to Closing, Lender must be provided with current financial statements on the Borrower and Guarantors bearing an effective date within thirty (30) days of Closing, certified and in all respects satisfactory to Lender, together with a copy of the 2004 and 2005 (if prepared) income tax return of Borrower and each of the Guarantors.

2.17. Inspection. Prior to loan closing, an engineer or construction consultant selected by Lender (the “Inspector”) shall make a preliminary review of all aspects of the Property, including cost estimates for roof repairs, deferred maintenance and structural and/or other repairs deemed necessary to upgrade the Property to a condition acceptable to Lender. All expenses associated with services provided by the Inspector will be borne by Borrower. All inspections undertaken by Lender shall be solely undertaken at its discretion and solely for its own purposes. Neither Lender nor its Inspector shall have any duty or responsibility whatsoever to Borrower or other third parties as to such inspection. Borrower shall permit Lender, Lender’s Inspector and any relevant Government Authorities to inspect the Property, Collateral, and any related work, materials, information, or documents at any time.

2.18. Service Contracts. Before Closing, Borrower shall provide to Lender copies of all service contracts in effect for the Property.

2.19. Entity Documents. Before Closing, Borrower shall provide to Lender copies of Borrower’s, the entity Guarantors’ and their respective constituent members’ entity documents as required by Lender.

3. COVENANTS RELATING TO FUTURE DEVELOPMENT.

3.1. Hotel Conversion. Borrower intends to and shall at its own expense convert and improve the existing hotel on the Property, which includes 399 hotel rooms, a 110 seat meeting facility and 10 acres of land (“Existing Hotel”) to a themed condominium resort hotel consisting of a combination of one, one and one-half, and two-room condominium type suites consistent with preliminary plans and design concepts which have been provided to and approved by Lender prior to Closing (the “Conversion Project”). The detailed conceptual plans for the Conversion Project shall be provided to Lender for review and approval not more than thirty (30) days following the Closing Date and all plans and specifications for the Conversion Project (the “Plans and Specifications”), including the number and type of condominium units, will be delivered to Lender for its written approval, prior to commencing the work. The final number of each type of one, one and one-half, and two-room condominium types will be determined by consumer pre-sales as a result of viewing on-site models provided by Borrower within ninety (90) days following the Closing Date. Borrower shall promptly file applications for and obtain approval of all condominium documents and building permits for the Conversion Project and shall diligently and continuously prosecute all necessary and planned renovations and conversion activities to completion of the Conversion Project in accordance with the approved Plans and Specifications. Condominium documents for the Conversion Project shall be provided to Lender for review and approval prior to filing. Borrower shall deliver to Lender: (i) prior to October 1, 2006, Florida Division of Land Sales approval of all condominium documentation required to comply with Florida Statutes and the Florida Administrative Code, together with a copy of all such approved documentation; and (ii) prior to October 1, 2006, qualified pre-sale contracts for not less than 72 of the 399 units planned with an aggregate gross sales price of not less than $6,720,000, subject to the review and acceptance of Lender; and (iii) prior to December 1, 2006, qualified pre-sale contracts for not less than 90 of the 399 units planned with an aggregate gross sales price of not less than $8,400,000, subject to the review and acceptance of Lender. Qualified pre-sale contracts shall be defined as bona fide purchase and sale contracts from nonaffiliated arms length unit buyers accompanied by minimum non-refundable cash deposit of 10% of the gross sales price of the unit and without contingencies except those contingencies expressly approved by the Lender in its sole and absolute discretion. Contracts with a financing contingency clause must have a minimum 10% non refundable cash deposit and a mortgage commitment letter addressed to the buyer and acceptable to Lender. Borrower shall provide evidence that all presale contract deposits are held in an account at CNL Bank and pledged to the Loan.

3.2. Construction Account. A portion of the Loan proceeds has been deposited into a deposit account at CNLBank in the amount of $50,000 to make immediate roof and elevator repairs (“Immediate Repairs”) and a portion in the amount approximately $240,507.60 to be used for payment of the costs and expenses of completing the Conversion Project (together, the “Construction Account”). Borrower acknowledges that certain of its affiliates may from time to time deposit all or a portion of the net proceeds from the sale of condominium units in certain affiliated projects into the Construction Account. Borrower will accept such proceeds as a subordinate loan from the Guarantors and will make no repayment of such loan prior to payoff in full of the Loan from Lender. Borrower agrees that Borrower will only draw from the Construction Account sums required to pay for labor and materials for the Immediate Repairs and installed and constructed into the Conversion Project and no other use shall be made of such moneys, except accrued and unpaid interest, principal, and other charges owed to Lender. Prior to any draw, Borrower will deliver to Lender a detailed list of the persons to whom payment will be made, the amounts to be paid such persons, and the purpose of the payment. Upon Lender’s request, Borrower will deliver to Lender a copy of all invoices supporting the payments.

The Borrower agrees that it will have deposited into the Construction Account, and will have spent from the Construction Account a minimum of $3,000,000 towards the cost of the Conversion Project prior to the first anniversary of the date of the Agreement. Notwithstanding anything herein or in the Loan Documents to the contrary, should $3,000,000 not be spent and documented to Lender’s satisfaction towards costs of the Conversion Project prior to the first anniversary of this Agreement, Borrower shall not have the right to elect an extension of the Term of the Loan, unless Borrower in connection with such election pays to Lender not less than $3,600,000 to be applied to the principal amount of the Loan, in addition to other requirements for election of extension as set forth in Section 9 of the Note.

3.3. Title. Unless otherwise expressly waived by Lender in writing, Borrower shall ensure that the Mortgage is and remains a valid first lien on the Property, and the Property is and remains free and clear of all liens, defects, or other encumbrances.

3.4. Surveys. If any surveys are required by Lender, Lender’s Inspector, or the issuer of any title policy, Borrower shall deliver such surveys within 30 days after such request. Any change in the state of facts shown in any updated survey shall be subject to approval by Lender and Lender’s Inspector.

3.5. Compliance with Laws and Restrictions. All construction authorized by Lender in connection with the Conversion Project shall be performed strictly in accordance with all applicable statutes, ordinances, codes, regulations and restrictions. The Conversion Project shall be constructed entirely on the Property and will not encroach upon or overhang any easement, right of way, or any other land, and shall be constructed wholly within applicable building setback restrictions.

All contractors, subcontractors, mechanics or laborers and other persons providing labor or material in construction of the Conversion Project shall have or be covered by worker’s compensation insurance, if required by applicable law.

3.6. Soil, Concrete and Other Tests. Borrower shall, at Borrower’s expense, cause to be made such soil, compaction, concrete and other tests as Lender or Lender’s Inspector may require from time to time, each in form and substance and from testing companies acceptable to Lender.

3.7. Insurance. In addition to the insurance requirements set forth in the Mortgage, Borrower shall maintain during construction of any improvements on the Property, “all-risk” builders risk insurance which must include windstorm, hail damage, fire and vandalism (non-reporting Completed Value with Special Cause of Loss form), in an amount not less than the completed replacement value of the improvements under construction, naming Lender as mortgagee and loss payee, and endorsed to provide that occupancy by any person shall not void such coverage. Borrower shall provide evidence of insurance if required by Lender. All contractors, subcontractors, mechanics or laborers and other persons providing labor or material in construction of the Conversion Project shall have or be covered by worker’s compensation insurance, if required by applicable law.

3.8. Assignment of Construction Documents. As additional security for the obligations of Borrower under this Agreement and the other Loan Documents, Borrower hereby collaterally assigns, transfers and grants to Lender a security interest in all of Borrower’s right, title, interest and benefits in or under any construction documents executed in connection with the Conversion Project (“Construction Documents”). At Lender’s request, Borrower shall execute and deliver to Lender an assignment of any specific contracts that Lender may identify.

3.9. Contractors. Borrower agrees it shall not engage in or permit any general contractor to engage or continue to employ any contractor, subcontractor or materialman who may be reasonably objectionable to Lender. If requested by Lender, Borrower shall deliver a fully executed copy of any or all agreements between Borrower and any contractors, or between any general contractor and its subcontractors, each of which shall be in form and substance reasonably satisfactory to Lender.

3.10. Leases. Borrower shall comply with the terms and conditions of, and deliver leased premises at the time and in the condition required by any Lender-approved lease. Borrower shall not enter into, amend or renew any leases or other occupancy agreements affecting the Property without Lender’s prior written consent. Lender’s consent may be conditioned upon receipt of such documents and agreements, including without limitation subordination and attornment agreements and tenant estoppel certificates, as Lender may require.

3.11. Hotel Management. The Existing Hotel and the “post-conversion” Hotel shall be professionally managed at all times by a qualified and experienced hotel management company acceptable to and approved in writing by Lender (the “Hotel Manager”). All operating accounts for the Property shall be held in a bank or banks as approved by Lender and in accounts in which Lender has a perfected first priority security interest, provided however that absent a default under the Loan, disbursements from the operating accounts by the Hotel Manager to pay budgeted and other approved operating expenses (and Pay Rate Interest to Lender) shall not require Lender’s approval. Operating Revenues from the Property (but not including condominium unit sales proceeds) shall be disbursed solely to pay (and to pay in the following order) operating expenses, amounts due and payable under the Loan and then approved costs of the Conversion Project. Any sums in excess of this amount shall be held in a bank account in which Borrower shall grant to Lender a security interest, as a cost and expense reserve for these specified uses. The Hotel Manager shall enter into a consent and acknowledgement agreement as reasonably required by Lender establishing Lender’s security interests in the Hotel Manager management agreements, operating accounts, and other bank accounts, as well as establishing appropriate Lender approval and control rights both before and after any default under the Loan. No management arrangements shall be made available to purchasers of the Hotel Condominium units unless Lender’s prior written approval is obtained, along with a legal opinion reasonably acceptable to Lender reflecting the conformance thereof with all applicable laws. Borrower and/or its permitted successors shall not enter into any agreement providing for management of the Property without the prior written approval of Lender. All management agreements shall terminate, at Lender’s option, upon appointment of a receiver or foreclosure of the Property, whichever is earlier. Management fees shall not exceed five percent (5%) of gross revenues from the Property without the prior written consent of Lender. In addition to the foregoing, Borrower and all of the Guarantors hereby jointly and severally indemnify Lender against any claim, loss or damage arising from or relating to any non-compliance with any existing franchise agreement for the Property or any violation of the franchisor’s intellectual property rights.

3.12. Interest and Tax Reserve. On the Closing Date, there shall be deposited from the Loan proceeds into escrow (the “Interest and Tax Escrow”): (i) approximately six (6) months of Pay Rate Interest totaling $735,000, and (ii) estimated 2006 taxes in the amount of $170,000. The escrow agent will acknowledge that it is holding said escrowed moneys as agent for the Lender, and Borrower shall pledge all of its right, title, and interest in the Interest and Tax Escrow as security for the Loan. Payments of monthly Pay Rate Interest and taxes shall be made by the escrow agent to the Lender, the tax collector, or the insurance company from the Interest and Tax Escrow, with the consent of the Lender, in the event of a written request from Borrower or Borrower’s manager, or as directed by Lender. Borrower agrees that it will draw on such moneys from the escrow only in the event of a shortfall in operational moneys. To the extent that moneys have been drawn from the Interest and Tax Escrow, Borrower agrees to replenish the Interest reserve portion thereof so as to maintain a six month reserve, as soon as the operating account has any excess moneys. Lender shall be and is hereby authorized to draw from the Interest and Tax Escrow to pay itself interest as and when such interest comes due, or as Lender deems necessary to pay taxes or insurance for the Property.

3.13. Contracts For Sale of Units: No Sale or Transfer. Each contract for sale of a Hotel Condominium unit must be expressly subordinate by its terms to the Lender’s mortgage, and contemplate a simultaneous closing with other contract purchasers only when the Borrower has sold and is ready to close simultaneously not less than fifty(50) condominium units. Lender will deliver partial release of its mortgage in conjunction with the closing of each 50-unit sale, provided that: (i) no default exists under any of the Loan Documents; and (ii) Lender is paid at or prior to its delivery of any partial release the net sales proceeds from the sale of not less than 50 units (net only of customary recording fees, title insurance and broker’s commission not to exceed 6%); and (iii) at the time of the first sale, Borrower has delivered to Lender “qualified pre-sale contracts” as defined in section 3.1 above, for not less than 173 of the planned 399 units with closings scheduled thereunder to close within 120 days. No completed sale or transfer of any Hotel Condominium shall occur unless and until the conditions for release described in this Section 3.13 are satisfied.

3.14. Other Documents. All documents executed by Borrower, or required in connection with the Conversion Project shall be subject to Lender’s prior review and approval.

3.15. Payment of Costs of Conversion. Borrower shall pay for all of the costs of construction and other expenses related to the Conversion Project from its own funds, and in a timely manner in accordance with the terms of its construction contracts.

3.16. Liens and Lien Waivers. Borrower shall take all action necessary to have any mechanic’s and materialmen’s lines, judgment liens or other liens or encumbrances filed against the Property released or transferred to bond within 10 days of the date Borrower receives notice of the filing of such liens or encumbrances. Borrower shall be fully and solely responsible for compliance in all respects whatsoever with the applicable mechanic’s and materialmen’s lien laws. Borrower shall (i) notify Lender of any and all Notices to Owner and Claims of Lien under Chapter 713, Florida Statutes, within 5 days of receipt thereof, and (ii) comply with all provisions of the Florida Mechanic’s

Lien Law, including but not limited to payment and notice provisions. Borrower authorizes Lender to demand on Borrower’s behalf the statement of account referred to in Section 713.16(2) of the Florida Statutes of any person or entity filing a Notice to Owner. Lender’s rights to request such statements of account will not impose any obligation on Lender to use such authority, and the exercise of such authority shall not create or imply any obligation to exercise such authority on subsequent occasions.

3.17. Ownership of Material and Fixtures. No materials, equipment or fixtures incorporated by Borrower into the Conversion Project shall be purchased or installed under any security agreement, conditional sales contract, lease, or other arrangement wherein the seller reserves title or any interest in such items or the right to remove or repossess such items or to consider them personal property after their incorporation into the Conversion Project, without the prior written consent of Lender.

3.18. No Warranty by Lender; Indemnification. Nothing contained in this Agreement or any other Loan Document shall constitute or create any duty on or warranty by Lender regarding (i) the proper application by Borrower, general contractor or any subcontractor of the Loan proceeds, (ii) the quality or condition of the Conversion Project, or (iii) the competence or qualifications of the general contractor or any other party furnishing labor or materials in connection with construction of the Conversion Project. Borrower (a) acknowledges that Borrower has not relied and will not rely upon any experience, awareness or expertise of Lender regarding such matters, and (b) shall indemnify, hold harmless, and defend Lender from any costs, expenses, damages, judgments, or liabilities, including without limitation, attorneys’ fees, arbitration fees, and expert witness fees, arising from or connected with (i) such matters, (ii) payment or non-payment for labor or materials furnished for construction of the Conversion Project, (iii) any claims of mechanics or materialmen, or (iv) any action or inaction by Borrower with respect to the foregoing.

3.19. Advertising. Lender shall have the right to erect one or more signs on the Property advertising its financing of the Property.

3.20. Time is of the Essence. In all matters pertaining to this Agreement and the other Loan Documents, time is of the essence.

4. REPRESENTATIONS. Borrower represents that from the date of this Agreement and until final payment in full of the Obligations:

4.1. Access and Utilities. (i) The Property has, and will have upon completion of construction, adequate legal vehicular and pedestrian access to public roads; (ii) sewer, water and all other appropriate utilities are available at ordinary costs at the Property through public or unencumbered private easements, and in sufficient quantities to serve the Conversion Project; and (iii) if applicable, required written approvals of septic tanks or wells have been issued by all appropriate governmental authorities.

4.2. Laws, Zoning and Approvals. (i) The plans and specifications for the Conversion Project (“Plans and Specifications”) and the anticipated use of the Property and the Conversion Project comply and shall comply with all applicable restrictive covenants, zoning ordinances, building laws and codes, and other applicable laws, regulations and requirements (including without limitation, the Americans with Disabilities Act, as amended); (ii) the current zoning classification of the Property and any covenants and restrictions affecting the Property permit the construction and intended use of the Conversion Project; and (iii) Borrower has obtained all permits and approvals of any type required to construct the Project, and all such permits and approvals are final and unappealable and remain in full force and effect without restriction or modification; and (iv) all public improvements included in the Conversion Project has been fully authorized by appropriate ordinance or municipal action, and Borrower has satisfied all conditions imposed by any governmental authority in connection with any grant of subdivision or land development approval.

4.3. Construction Documents. Borrower has furnished to Lender full and complete copies of all Construction Documents, and there are no other oral or written agreements pertaining to the construction of the Conversion Project.

4.4. Condemnation. No notice of taking by eminent domain or condemnation of any part of the Property has been received, and Borrower has no knowledge that any such proceeding is contemplated.

4.5. Casualty Damage. No part of the Property or the Conversion Project has been damaged as a result of any fire, explosion, accident, flood or other casualty which in not now fully restored.

4.6. Notice of Commencement. (i) No notice of commencement under Section 713.13 of the Florida Statutes shall be filed before recording of the Mortgage; (ii) after filing of the Mortgage and before construction begins, Borrower shall properly record and post under Section 713.13 of the Florida Statutes a notice of commencement and shall name the Lender in the notice of commencement as a person or entity upon whom any notices under the Statute shall be served.

4.7. Corporate or Other Power. Borrower has the power and authority to execute and perform this Agreement, to borrow hereunder, and to execute and deliver the Note, the Mortgage and the other Loan Documents. Borrower’s performance hereunder does not and shall not constitute a breach of any agreement to which Borrower is a party.

4.8. Financial Condition of Borrower. The financial statements which Borrower has submitted to Lender to induce it to make the Loan are correct and complete, and accurately present the financial condition of Borrower on the dates thereof and the results of their operations for the periods then ended.

4.9. Litigation Disclosed. Borrower has disclosed all pending or threatened litigation to Lender. There is no litigation or similar proceeding threatened or pending against the Property or Borrower.

4.10. No Default. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party. There is no event or circumstance which, with notice or lapse of time, or both, would constitute a default under the Loan Documents.

4.11. Judgments and Taxes. There are no outstanding or unpaid judgments against Borrower and all federal and state taxes, assessments, or fees imposed on Borrower have been paid.

4.12. Consents and Approvals. No consent, approval or other authorization is required with respect to this transaction from any person or under any document by which Borrower is obligated or bound.

4.13. Brokers. Borrower has utilized the services of no brokers in connection with this Loan except those of Stewart Mortgage and J. Michael Stewart, and Borrower will pay Stewart Mortgage and J. Michael Stewart for their services outside of closing. Borrower shall indemnity Lender for any claims made by brokers for commissions or compensation arising out of this Loan.

5. AFFIRMATIVE COVENANTS. In addition to the foregoing, Borrower agrees that from the date hereof and until final payment in full of the Obligations, unless Lender shall otherwise consent in writing, Borrower shall:

5.1. Access to Books and Records. Allow Lender, or its agents, during normal business hours, access to the books, records and such other documents of Borrower as Lender shall reasonably require, and allow Lender, at Borrower’s expense, to inspect, audit and examine the same and to make extracts therefrom and to make copies thereof.

5.2. Business Continuity. Conduct its business in substantially the same manner and locations as such business is now and has previously been conducted.

5.3. Compliance with Other Agreements. Comply with all terms and conditions contained in this Agreement, and any other Loan Documents.

5.4. Estoppel Certificate. Furnish, within 15 days after request by Lender, a written statement duly acknowledged of the amount due under the Loan and whether offsets or defenses exist against the Obligations.

5.5. Insurance. Maintain adequate insurance coverage with respect to its properties and business against loss or damage of the kinds and in the amounts customarily insured against by companies of established reputation engaged in the same or similar businesses including, without limitation, commercial general liability insurance, casualty insurance, vehicle insurance, workers compensation insurance, and business interruption insurance; all acquired in such amounts and from such companies as Lender may reasonably require.

5.6. Maintain Properties. Maintain, preserve and keep its property in good repair, working order and condition, making all replacements, additions and improvements thereto necessary for the proper conduct of its business, unless prohibited by the Loan Documents.

5.7. Notice of Default and Other Notices. (i) Notice of Default. Furnish to Lender immediately upon becoming aware of the existence of any condition or event which constitutes a Default (as defined in the Loan Documents) or any event which, upon the giving of notice or lapse of time or both, may become a Default, written notice specifying the nature and period of existence thereof and the action which Borrower is taking or proposes to take with respect thereto. (ii) Other Notices. Promptly notify Lender in writing of (a) any material adverse change in its financial condition or its business; (b) any default under any material agreement, contract or other instrument to which it is a party or by which any of its properties are bound, or any acceleration of the maturity of any indebtedness owing by Borrower; (c) any material adverse claim against or affecting Borrower or any part of its properties; (d) the commencement of, and any material determination in, any litigation with any third party or any proceeding before any governmental agency or unit affecting Borrower; and (e) at least 30 days prior thereto, any change in Borrower’s name or address as shown above, and/or any change in Borrower’s structure.

5.8. Other Financial Information. Borrower shall provide to Lender within fifteen (15) days following the end of each calendar month, financial statements on the operations of the Property including an operating statement, an income and expense statement, a cash flow analysis, and such other information as Lender may require with respect to such statements, and specifically including a summary report on all Conversion Project activities and expenditures showing the progress of all construction and renovations, an actual-to-budget analysis reflecting the percentages of completion and all renovation and conversion expenditures and a “pipeline report” reflecting the status of all Hotel Condominium contracts, closing and projected closings for the unsold Hotel Condominiums. In addition, the Borrower shall provide to Lender within thirty (30) days of the end of each calendar quarter financial information on Borrower and the Guarantors, which shall include at a minimum, a balance sheet, income statement, and a cash flow analysis, and such other information as Lender may require. All of the foregoing shall be compiled by Borrower and shall be certified by Borrower’s managing member and Guarantors (or their managing member) as true, correct, and complete. Further, Borrower shall also provide to Lender annually within thirty (30) days of filing, a copy of all federal income tax returns of Borrower and the Guarantors. Borrower shall also provide to Lender within thirty (30) days of the end of each calendar year, financial statements on the operations of the Property including an operating statement, an income and expense statement, a cash flow analysis, and such other information as Lender may require with respect to such statements. The foregoing annual operating statements and financial statements shall be audited or prepared and reviewed by an independent certified public accountant acceptable to Lender, prepared in accordance with generally accepted accounting principles consistently applied on a consolidated and consolidating basis and shall otherwise be in form and substance satisfactory to Lender. In the event that Borrower fails to provide Lender with any of the financial statements, balance sheets and other reports referenced immediately above within the time frames required therein, the Lender shall send written notice of such default to the Borrower and, commencing with the thirtieth (30th) day after mailing of such written notice, the interest rate which shall thereafter accrue upon the outstanding principal balance of the indebtedness evidenced by the Note shall increase one half of one percent (0.5%) for the first ninety (90) days of said default, and increase an additional one quarter of one percent (0.25%) for each ninety (90) day period thereafter until such time as the default has been cured. Upon the curing of the said default, the interest rate which shall thereafter accrue on the outstanding principal balance due under the Note shall be the initially agreed-upon rate of interest which is effective the date said default is cured.

5.9. Payment of Debts. Pay and discharge when due, and before subject to penalty or further charge, and otherwise satisfy before maturity or delinquency, all obligations, debts, taxes, and liabilities of whatever nature or amount, except those which Borrower in good faith disputes.

5.10. Reports and Proxies. Deliver to Lender, promptly, a copy of all financial statements, reports, notices, and proxy statements, sent by Borrower to stockholders, and all regular or periodic reports required to be filed by Borrower with any governmental agency or authority.

6. NEGATIVE COVENANTS. Borrower agrees that from the date hereof and until final payment in full of the Obligations, unless Lender shall otherwise consent in writing, Borrower shall not:

6.1. Change of Control. Make or suffer a change of ownership that effectively changes control of Borrower from current ownership.

6.2. Encumbrances. Create, assume, or permit to exist any mortgage, security deed, deed of trust, pledge, lien, charge or other encumbrance on any of its assets which have been pledged to Lender to secure the Obligations, whether now owned or hereafter acquired, other than: (i) security interests required by the Loan Documents; or (ii) liens for taxes contested in good faith.

6.3. Default on Other Contracts or Obligations. Default on any material contract with or obligation when due to a third party or default in the performance of any obligation to a third party incurred for money borrowed.

6.4. Government Intervention. Permit or suffer the assertion or making of any seizure, vesting or intervention by or under authority of any governmental entity, as a result of which the management of Borrower or any Guarantor is displaced of its authority in the conduct of its respective business or such business is curtailed or materially impaired.

6.5. Judgment Entered. Permit or suffer the entry of any monetary judgment or the assessment against, the filing of any tax lien against, or the issuance of any writ of garnishment or attachment against any property of Borrower.

6.6. Retire or Repurchase Capital Stock. Retire or otherwise acquire any of its capital stock.

7. DEFAULTS AND REMEDIES. If any of the following events occur, a default (“Default”) under this Agreement shall exist:

7.1. Failure to timely pay or perform any of the terms, covenants or obligations under this Agreement or a default under any other Loan Document.

7.2. Failure of Borrower to deliver evidence of presales, and to have commenced the renovation of 72 of the 399 planned condominium units by October 1, 2006, and 90 of the units by December 1, 2006 in accordance with the Plans and Specifications, or to obtain the prior written consent of Lender to changes to the Plans and Specifications.

7.3. The commencement of any bankruptcy or insolvency proceeding by or against the Borrower, any Guarantor, or the general contractor for the Conversion Project, or the termination of the construction contract without the prior written consent of Lender.

7.4 A default by Borrower’s affiliate, CC, LLC, under its mortgage loan from CNL Income Properties, Inc., a Lender affiliate, or by Borrower’s other affiliate, Savannah Hotel Associates, LLC, under its existing mortgage loan, which default is not cured within any cure period applicable thereto.

Upon the occurrence of a Default, Lender may refuse to make any further advances hereunder and may terminate any obligation of Lender to make the Loan. Thereupon, Lender shall have the right to declare immediately due and payable the outstanding principal balance of the Note, all accrued and unpaid interest thereon and all other sums due in connection therewith, and Lender may exercise any right, power or remedy permitted by law or as set forth in any of the Loan Documents, including without limitation, the right to sell or foreclose upon any collateral for its Loan, enforce any and all of the Guaranties, and enforce any other Loan Documents, simultaneously, or in any order which Lender may select. Lender’s exercise of any one or more remedies shall not preclude Lender from exercising any other remedy or remedies available to Lender.

8. NO THIRD PARTY BENEFICIARY. The parties hereto do not intend the benefits of this Agreement to inure to any third party. Notwithstanding anything contained in this Agreement or any other Loan Document, or any course of conduct by any of the parties hereto, this Agreement shall not be construed as creating any rights, claims, or causes of action against Lender, or any of its officers, agents, or employees, in favor of any contractor, subcontractor, supplier of labor, materials or services, or any of their respective creditors, or any other person or entity other than Borrower.

9. ASSIGNMENT, PARTICIPATION AND SERVICING. The Lender shall have the right in its sole discretion to assign the Loan or participate the Loan with one or more participants of Lender’s choice. Lender shall also have the right in its sole discretion to delegate servicing of the Loan to a servicing company of Lender’s choice.

10. CROSS-DEFAULT. A default under any Loan Document, or other undertaking and/or loan made between Lender and Borrower, or Lender and any affiliate of Borrower or any Guarantor, shall at the option of Lender, be and constitute a default under this Agreement, all Loan Documents, and under all other undertakings and/or loans made between Borrower and Lender.

11. ATTORNEYS’ FEES AND OTHER COLLECTION COSTS. Borrower shall pay all of Lender’s reasonable expenses incurred to enforce this Agreement or collect any of the Obligations including, without limitation, reasonable arbitration, paralegals’, attorneys’ and experts’ fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

IN WITNESS WHEREOF, Borrower and Lender, on the day and year first written above, have caused this Agreement to be executed under seal.

“Borrower”

PLAZA PARTNERS, LLC, a Florida limited liability company

By:	/s/ Kenneth W. Franklin, Jr.	(SEAL)
Kenneth W. Franklin, Jr., Managing Member

By:	/s/ Ralph W. Kirkland	(SEAL)
Ralph W. Kirkland, Managing Member

“Lender”

CNL Income Partners, LP, a Delaware limited partnership

By:	CNL Income GP Corp., a Delaware corporation, its Sole General Partner

By:	/s/ Tammie A. Quinlan	(SEAL)
Name:	Tammie A. Quinlan
Title:	Executive Vice President and Chief Financial Officer

SCHEDULE A TO LOAN AGREEMENT

APPROVED BUDGET

SCHEDULE B TO LOAN AGREEMENT

POST-CLOSING OBLIGATION LETTER